Exhibit 10.1
ESCROW AGREEMENT
This ESCROW AGREEMENT (“Escrow Agreement”) is made and entered into as of the 22nd day of July, 2009 by and among LSI ACQUISITION INC., an Ohio corporation (“LSI”), KEVIN A. KELLY, CRAIG A. MILLER and DAVID T. FEENEY (each a “Shareholder” and collectively, the “Shareholders”) and U.S. BANK, NATIONAL ASSOCIATION, as escrow agent (the “Escrow Agent”). Capitalized terms not otherwise defined herein shall have the meanings assigned such terms in the Purchase Agreement (as defined below).
BACKGROUND
WHEREAS, pursuant to the terms of a Purchase and Sale Agreement (the “Purchase Agreement”) dated as of even date herewith LSI purchased substantially all of the assets of ADL Technology Inc., an Ohio corporation, and ADL Engineering Inc., an Ohio corporation (collectively, the “Companies”) in exchange for cash and LSI Common Shares;
WHEREAS, promptly upon closing of the transactions contemplated by the Purchase Agreement, the Companies have distributed to the Shareholders the Escrow Shares with each Shareholder receiving a proportional amount of such LSI Common Shares, which percentage interest is set forth on Exhibit A attached hereto (each a “Percentage Interest” and collectively, the “Percentage Interests”); and
WHEREAS, under the terms of the Purchase Agreement, LSI, the Companies and the Shareholders agreed that One Million Three Hundred Seventy-Two Thousand Sixty-Two (1,372,062) LSI Common Shares (the “Escrow Shares”) issued to the Shareholders pursuant to the Purchase Agreement shall be held in escrow pursuant to the terms of this Escrow Agreement, to be released, subject to the terms of this Escrow Agreement, on or before the second anniversary of the date of this Escrow Agreement (the “Termination Date”), and to serve, in the interim, as security to LSI for the obligations of the Shareholders and the Companies under the Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth below and other good and valuable consideration, the parties hereto agree as follows:
1. Designation and Delivery. LSI and Shareholders hereby designate U.S. Bank, National Association, as “Escrow Agent” under this Escrow Agreement. LSI and the Shareholders have delivered to the Escrow Agent a copy of the Purchase Agreement, which agreement is attached hereto as Exhibit B. LSI, in accordance with the terms of Sections 2.5(b) and 2.5(c) of the Purchase Agreement, hereby delivers to the Escrow Agent certificates in the name of each Shareholder evidencing the Escrow Shares (the “Deposit”). Each Shareholder hereby delivers to the Escrow Agent duly executed stock powers (the “Stock Transfer Powers”) of such Shareholder covering his portion of the Escrow Shares, as determined by such Shareholder’s Percentage Interest as set forth on Exhibit A. The parties hereto agree that, for the purposes of this Escrow Agreement, the Shareholders shall be deemed to be acting as one person and that any consent required to be given by the Shareholders or act taken by or on behalf of the Shareholders shall only be effective if given or taken by all three Shareholders. The distribution of any or all of the Escrow Shares to the Shareholders or to LSI shall be made from the Escrow Shares registered in the name of the respective Shareholders on a pro rata basis, based on the respective Percentage Interests of each such Shareholder.

2. Cash Portion of Escrow Fund. The Escrow Agent shall cause all stock dividends, distributions in the form of securities (including shares distributed in a stock split), proceeds from any sale or liquidation, or other income (excluding cash dividends paid or payable) earned on or with respect to the Escrow Shares and received by the Escrow Agent, to be added to the Deposit. Such deposited dividends, distributions, proceeds or other income (excluding cash dividends), together with the Deposit, shall constitute the “Escrow Fund” to be distributed as provided in Section 7 hereof. Notwithstanding the foregoing, any and all cash dividends earned on or with respect to the Escrow Shares and received by the Escrow Agent shall be paid promptly to the Shareholders in accordance with their Percentage Interests and shall not become part of the Escrow Fund in accordance with their respective Percentage Interests; provided however, that after the receipt by the Escrow Agent of a Notice of Claim, all cash dividends earned on or with respect to those Escrow Shares that would be required to satisfy the indemnity claim set forth in such Notice of Claim, if the same were to be resolved in favor of LSI, shall be added to the Deposit to provide further security to LSI until resolution of such Notice of Claim (at which time such cash dividends shall be released to the Shareholders from the Escrow Fund to the extent not required to satisfy the indemnity claim represented by the Notice of Claim). Upon written request of the Shareholders, the Escrow Agent shall sell all or a portion of the Escrow Shares pursuant to instructions providing the number of Escrow Shares to be sold and any other conditions applicable to the sale of such Escrow Shares; provided that the Escrow Agent shall have received from counsel to the Shareholders a legal opinion providing that such sale is registered or exempt from registration under applicable securities laws. The proceeds of such sale shall become part of the Escrow Fund to be distributed as provided in Section 7 hereof. The Escrow Agent will invest the cash portions of the Escrow Fund that are not distributed pursuant to the terms of this Escrow Agreement in money market funds rated AAA or better which are authorized to invest in short term securities issued, or guaranteed as to principal and interest, by the U.S. Government and repurchase agreements with respect to such securities (including any money market fund managed by the Escrow Agent and any of its affiliates) (collectively, the “Permitted Investments”) as directed by the Shareholders in writing.
3. Escrow Agent as Custodian; Expenses. The Escrow Agent, for all purposes of this Escrow Agreement, shall be treated as and considered legally a custodian. Except as otherwise provided herein and in the Purchase Agreement, each Shareholder shall retain all of his rights as a stockholder of LSI while the Escrow Shares are held in escrow hereunder, including the right to vote such Escrow Shares. The Escrow Agent shall be entitled to rely conclusively upon all written notices provided pursuant to Section 7 and may assume the genuineness of all signatures and documents and the authority of all signatories. Except for its obligation to keep the Escrow Fund safely in its custody (subject to the terms and provisions of this Escrow Agreement), the Escrow Agent shall have no liability except for gross negligence or willful misconduct in the performance of its duties under this Escrow Agreement for any action taken (or omission) in good faith.

4. Escrow Account Statements. The Escrow Agent is hereby authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to LSI and the Shareholders on a monthly basis reflecting activity in the Escrow Fund for the preceding month. In doing so, the Escrow Agent may provide a statement containing information regarding any deposits and disbursements and a separate statement reflecting the investment detail, including the balance, purchases, sales, and interest postings. However, absent a specific request by either LSI or the Shareholders to the contrary, no statement need be rendered pursuant to this Escrow Agreement if no activity occurred for such month. LSI and the Shareholders each acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of investments described herein. Proceeds of a sale of investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.
The Shareholders and LSI acknowledge that regulations of the Comptroller of the Currency grant them the right to receive brokerage confirmations of security transactions as they occur. They specifically waive such notification to the extent permitted by law and knowledge that they will receive periodic cash transaction statements, which will detail all investment transactions.
5. Compensation of the Escrow Agent. The Escrow Agent shall be entitled to reasonable fees and reimbursement for reasonable expenses including, but not by way of limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, in accordance with the fee schedule attached hereto as Exhibit C; provided, however, the Escrow Agent shall to the extent practicable give reasonable prior written notice to Shareholders and LSI of its intention to engage counsel. Such fees and expenses shall, to the extent required to be paid at the Closing, be paid at the Closing, and any remaining amounts shall be invoiced on an annual basis and in each case shall be paid one half by LSI and one half by the Shareholders. The Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash or assets of the Escrow Fund, with respect to its unpaid fees and nonreimbursed expenses, superior to the interests of any other persons or entities, and shall be entitled and is hereby granted the right to set off and deduct any unpaid fees and/or nonreimbursed expenses from amounts on deposit in the Escrow Fund. To the extent that the Escrow Agent exercises such right of set off and deducts a portion of the Escrow Fund to pay its fees and expenses under this Section 5, and to the extent that such deduction results from a failure by LSI to timely pay one-half of such fees and expenses to the Escrow Agent as required hereunder, LSI shall promptly reimburse the Shareholders in cash for the full amount of such set off and deduction that was attributable to LSI’s failure to pay.
6. Resignation; Disagreements.
(a) The Escrow Agent may resign from all further duties and liabilities hereunder as escrow agent by giving to the Shareholders and LSI written notice of such resignation at least sixty (60) days prior to the effective date thereof, or such shorter notice as the Shareholders and LSI may accept as sufficient. The Shareholders and LSI shall have the power by mutual agreement at any time to remove the Escrow Agent and to appoint a new escrow agent. In the event of the Escrow Agent’s resignation or removal as aforesaid, the Shareholders and LSI may (by mutual agreement) appoint a new escrow agent to serve as Escrow Agent hereunder, and, failing such appointment, the retiring escrow agent may apply to any court of competent jurisdiction in the State of Ohio for the appointment of a new escrow agent to serve as Escrow Agent hereunder. Upon the appointment of a new escrow agent and such new escrow agent’s acceptance as Escrow Agent hereunder, the Escrow Agent shall transfer the Escrow Fund to such new escrow agent serving as Escrow Agent hereunder.

(b) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to (i) interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or (ii) retain the Escrow Fund until the Escrow Agent shall have received (A) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund, or (B) a written agreement executed by both Shareholders and LSI hereto directing delivery of the Escrow Fund, in which event the Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the party or parties seeking distribution of the Escrow Fund reasonably satisfactory to Escrow Agent to the effect that the order is final and non-appealable. The Escrow Agent shall act on such court order and legal opinion without further question or delay.
7. Termination and Distribution of Escrow Fund.
(a) Except as set forth in Section 7(d) and in Section 8, this Escrow Agreement shall terminate upon the earlier of (i) the Termination Date or (ii) the date upon which the Escrow Agent shall have distributed or released all of the Escrow Fund as provided herein.
(b) If, on or prior to the Termination Date, LSI has not delivered to the Escrow Agent and the Shareholders a Notice of Claim (as defined in Section 7(f) below) with respect to the Escrow Fund, the Escrow Fund shall be promptly released and delivered in its entirety to the Shareholders by the Escrow Agent, it being agreed that to the extent the Escrow Fund includes LSI Common Shares such release and delivery shall be accompanied by the return to each Shareholder of such Shareholder’s original stock certificates for LSI Common Shares registered in such Shareholder’s name and, in the case of any other property held by the Escrow Agent in the Escrow Fund, the distribution shall be made to each Shareholder in accordance with his Percentage Interest.
(c) If, on or prior to the Termination Date, LSI has delivered a Notice of Claim to the Escrow Agent and the Shareholders, and the Shareholders have not disputed such Notice of Claim in a writing addressed to the Escrow Agent and LSI within fifteen (15) business days after receipt, the amount of the indemnity claim specified in the Notice of Claim shall promptly be released and delivered to LSI by the Escrow Agent. For purposes of determining the number of Escrow Shares to be released to LSI pursuant to this Section 7(c) in satisfaction of indemnity claims and the amount received by LSI in satisfaction of the indemnity claims, the value of the Escrow Shares shall be based upon the average of the closing sale price of LSI’s common stock as reported on the NASDAQ National Market System (or such other market where LSI Common Shares may then be traded) for the five (5) trading days immediately preceding the second trading day immediately preceding the date on which the Escrow Shares (or portion thereof) are released. The balance of the Escrow Fund not so released shall continue to be held in escrow by the Escrow Agent pursuant to the terms of this Escrow Agreement.

(d) If, on or prior to the Termination Date, LSI has delivered a Notice of Claim to the Shareholders and the Escrow Agent and the Shareholders have disputed the Notice of Claim in a writing delivered to the Escrow Agent and LSI within fifteen (15) business days after receipt, the Escrow Agent shall retain that portion of the Escrow Fund equal to the amount of the indemnity claim specified in the Notice of Claim until the dispute is resolved by a final, binding and non-appealable order of a court of competent jurisdiction or by agreement between LSI and the Shareholders, even if the resolution of the dispute occurs after the Termination Date, and shall distribute the portion so retained either pursuant to joint written instructions from LSI and the Shareholders or pursuant to such court order. For purposes of determining the number of Escrow Shares to be retained under this Section 7(d) and Section 7(e) by the Escrow Agent upon receipt of a Notice of Claim, the value of the Escrow Shares shall be based upon the average of the closing sale price of LSI’s common stock as reported on the NASDAQ National Market System (or other applicable market) for the five (5) trading days immediately preceding the second trading day immediately preceding the date on which the Escrow Agent receives notice from the Shareholders that the Notice of Claim is being disputed.
(e) At 5:00 pm Eastern Time on January 22, 2011 or, if such day is not a Business Day at 5:00 pm Eastern Time on the next Business Day thereafter (the “Interim Release Date”), the Escrow Agent shall release Six Hundred Eighty Six Thousand Thirty One (686,031) Escrow Shares (the “Interim Release Shares”) to the Shareholders in accordance with their Percentage Interests; provided, however, that if a Notice of Claim has been delivered to the Escrow Agent by LSI prior to the Interim Release Date, the Escrow Agent shall release all of the Interim Release Shares less the number of Escrow Shares having a value (as determined in accordance with Section 7(c)) as of the Interim Release Date equal to the amount of the indemnity claim specified in the Notice of Claim or, if the Notice of Claim was disputed and later resolved for a lesser value, then less the number of Escrow Shares having such lesser value as determined in accordance with Section 7(c) as of the Interim Release Date. If a dispute exists with respect to an indemnification claim referred to in a Notice of Claim delivered prior to the Interim Release Date, once the dispute is resolved by a final, binding and non-appealable order of a court of competent jurisdiction or by agreement between LSI and the Shareholders, the Escrow Agent shall promptly distribute to the Shareholders the portion of the Escrow Fund equal to the lesser of: (i) the amount of indemnity claim specified in the disputed Notice of Claim less the amount which is finally determined as due and owing to LSI (which amount shall be released to LSI by the Escrow Agent), or (ii) the Interim Release Shares.
(f) For purposes of this Escrow Agreement, a “Notice of Claim” is a written notice by LSI to the Escrow Agent, with copies thereof to each Shareholder, (i) stating that LSI is asserting a claim for indemnification in respect of the Escrow Fund against the Shareholders pursuant to the indemnification provisions contained in the Purchase Agreement, (ii) containing a reasonably detailed description of the nature and basis of all such claims, and (iii) setting forth in reasonable detail and with reasonable specificity LSI’s estimate of the amount of monetary damages reasonably expected to be incurred in conjunction with such claims for which indemnification is available to LSI under the Purchase Agreement (taking into consideration, among other limitations, to the extent applicable, the effect of the Threshold and the Indemnification Cap).

(g) Any release or disbursement of Escrow Shares in accordance with this Section 7 shall be made by delivering the original share certificates representing such Escrow Shares to the designated party or parties. In the event of disbursement to LSI, the Escrow Agent shall also deliver to LSI appropriate Stock Transfer Powers, each completed with the amount of Escrow Shares being disbursed to LSI by each Shareholder in accordance with his Percentage Interests. Upon receipt thereof, LSI shall deliver to the Escrow Agent, as soon as practicable thereafter, new share certificates relating to the balance of Escrow Shares remaining in the hands of the Escrow Agent with respect to each Shareholder in accordance with his Percentage Interests. Each Shareholder hereby appoints the Escrow Agent as such Shareholder’s attorney-in-fact to act, in the name, place and stead of such Shareholder, to (i) execute and complete additional Stock Transfer Powers, (ii) to take any actions or exercising any rights, powers or privileges that such Shareholder is entitled or required to take or exercise under the terms of any of provisions of this Escrow Agreement and (iii) to do or cause to be done any or all things necessary or, in the determination of the Escrow Agent, desirable to observe or perform the terms, conditions, covenants and agreements to be observed or performed by the Shareholders to transfer their respective rights, title and interests in and to LSI Common Shares held in escrow in accordance with this Escrow Agreement. Notwithstanding anything to the contrary in this Escrow Agreement, a disbursement of any Escrow Shares to LSI shall, if accompanied by delivery of the original share certificates, be valid and shall have full force and effect even in the absence of delivery of Stock Transfer Powers to LSI. Any disbursement of Escrow Shares to LSI shall be deemed to be a redemption of such Escrow Shares.
(h) If LSI at any time or from time to time effects a stock-split, reclassification, reorganization, reverse reclassification, or other change in the number of outstanding number of LSI Common Shares into a larger or smaller number of shares, the number of Escrow Shares to be released pursuant to Section 7 shall be proportionately adjusted.
8. Duties of Escrow Agent. The duties of the Escrow Agent under this Escrow Agreement shall be entirely administrative and, except for a breach of its obligation to keep the Escrow Fund safely in its custody (subject, however, to the terms and conditions of this Agreement), the Escrow Agent shall not be liable to any third party as a result of any action or omission taken or made by it in performing its duties hereunder, if taken in good faith, except for gross negligence, willful misconduct or fraud. LSI, on one hand, and the Shareholders, on the other hand, shall severally (each being responsible for 50% of the indemnity amount claimed by the Escrow Agent) indemnify, defend and hold harmless the Escrow Agent from and against and reimburse the Escrow Agent for any and all liability, costs and expenses the Escrow Agent may suffer or incur by reason of its execution and performance of this Agreement except to the extent caused by or arising out of the Escrow Agent’s gross negligence, willful misconduct or fraud or except for a failure to comply with its obligation to keep the Escrow Fund in its custody (subject, however, to the terms and conditions of this Escrow Agreement). The Escrow Agent shall have no duties except those which are expressly set forth herein, and, except as otherwise expressly set forth herein, it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Escrow Agreement, unless in writing received by it and signed by the parties hereto and otherwise conforming to any requirements contained herein.

If the Escrow Agent shall find it necessary to consult with counsel of its own choosing in connection with this Escrow Agreement, the Escrow Agent shall not incur any liability for any action taken in good faith in accordance with such advice except to the extent caused by or arising out of the Escrow Agent’s gross negligence, willful misconduct or fraud or except for a failure to comply with its obligation to keep the Escrow Funds in its custody (subject, however, to the terms and conditions of this Agreement). The foregoing indemnification shall survive termination of this Escrow Agreement.
The Escrow Agent is not a party to, and is not bound by, any other agreements with the parties hereto regarding the subject matter hereof. In the event that any of the terms and provisions of any other agreement (excluding any amendment to this Escrow Agreement) between any of the parties hereto, conflict or are inconsistent with any of the provisions of this Escrow Agreement, the terms and provisions of this Escrow Agreement shall govern and control in all respects.
The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Purchase Agreement. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS ESCROW AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.
Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

9. Notices. All notices, consents or other communications required or permitted to be given under this Escrow Agreement shall be in writing and shall be deemed given only if (i) delivered personally or (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by an internationally recognized overnight courier service with next day delivery guaranteed and delivery charges prepaid, or (iv) sent by confirmed facsimile with the original to follow by first class mail, postage prepaid, as follows:

If to the Shareholders:	David T. Feeney 5521 Kinvarra Court Dublin, OH 43016

with a copy to:	Bricker & Eckler LLP 100 South Third Street Columbus, OH 43215 Attention: John W. Cook, III Facsimile No.: (614) 227-2390

If to LSI:	LSI Acquisition Inc. 10000 Alliance Road Cincinnati, Ohio 45242 Attention: Ronald S. Stowell Facsimile No.: (513) 791-0813

with a copy to:	Keating Muething & Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, Ohio 45202 Attention: Michael J. Moeddel, Esq. Facsimile No.: (513) 579-6457

If to Escrow Agent:	U.S. Bank, National Association 425 Walnut Street, 6th Floor Cincinnati, Ohio 45202 Attention: William Sicking Facsimile No.: (513) 632-5511
or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, mailed or received by facsimile transmission.
10. Ownership for Tax Purposes. Each Shareholder agrees that, for purposes of federal and other taxes based on income, each Shareholder will be treated as the owner of his proportion (based on his Percentage Interest) of the Escrow Shares held in escrow and that each Shareholder will report all income, if any, that is earned on, or derived from such Escrow Shares as his income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

11. Amendment. No amendment or modification of this Escrow Agreement shall be effective unless in writing and signed by the parties. This Escrow Agreement may not be terminated except in a written document signed by the parties.
12. Parties in Interest. This Escrow Agreement shall bind, benefit, and be enforceable by and against each party hereto and their successors, assigns, heirs and personal representatives. Except as otherwise expressly authorized herein or in the Purchase Agreement, no party shall in any manner assign any of its rights or obligations under this Escrow Agreement without the express prior written consent of the other parties; provided however, that LSI may assign its rights hereunder to any permitted assignee of any of LSI’s rights under the Purchase Agreement and such transferee shall be subject to LSI’s obligations hereunder. No assignment or transfer permitted hereunder shall relieve or release any such transferor from any liability or obligation hereunder.
13. No Waivers. No waiver with respect to this Escrow Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.
14. Entire Agreement. This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Escrow Agreement, including the Purchase Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.
15. Severability. If any provision of this Escrow Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.
16. Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Escrow Agreement to produce or account for more than one original counterpart hereof. Facsimile signatures shall be treated as original signatures and shall be binding upon the parties.
17. Controlling Law; Forum Selection. This Escrow Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Ohio applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of Ohio or any Ohio state court sitting in Hamilton County, Ohio (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. Definitions. To the extent not specifically defined herein, all terms used herein shall have the meanings ascribed to them in the Purchase Agreement. As used in this Escrow Agreement the term “including” shall mean “including without limitation.”
19. Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
20. WAIVER OF JURY. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT.
[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed, or caused their duly authorized representatives to execute, this Escrow Agreement on the date first written above.

LSI:

LSI ACQUISITION INC.

By:	/s/ Ronald S. Stowell

	Name:	Ronald S. Stowell
	Title:	Treasurer and Secretary

SHAREHOLDERS:

/s/ Kevin A. Kelly

Kevin A. Kelly

/s/ Craig A. Miller

Craig A. Miller

/s/ David T. Feeney

David T. Feeney

ESCROW AGENT:

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ William E. Sicking

	Name:	William E. Sicking

	Title:	Vice President and Trust Officer

EXHIBIT “A”
Percentage Interests

Shareholder:	Percentage Interest

Kevin A. Kelly	42.47%
Craig A. Miller	42.47%
David T. Feeney	15.06%

EXHIBIT “B”
Purchase Agreement
See attached.

EXHIBIT “C”
ESCROW AGENT FEES AND EXPENSES
The total Escrow Agent Fee under this Escrow Agreement shall be $4,000, which includes the Escrow Agent Acceptance Fee and the Annual Escrow Agent Fee for the term of this Escrow Agreement. This total fee shall be paid to the Escrow Agent at Closing.